UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 10, 2010

NewCardio, Inc.
(Exact name of Company as specified in its charter)

Delaware	333-132621	20-1826789
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification)

2350 Mission College Boulevard, Suite 1175, Santa Clara CA 95054
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 516-5000

N/A
(Former name or former address, if changed since last report)

|_|  Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_|  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_|  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_|  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 40.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
Item 3.02 Unregistered Sales of Equity Securities.

As previously reported by NewCardio, Inc. (the “Company”), in its current report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on July 30, 2009,  the Company entered into a $3 million credit line arrangement (the “Credit Line”), on July 30, 2009, pursuant to a Securities Purchase Agreement (the “SPA”), pursuant to which purchasers purchased 12% Secured Revolving Debentures Due March 31, 2011(the “Debentures”) and, in connection therewith, (x) were issued 750,000 five year common stock purchase warrants with an exercise price of $0.01 per share, and (y) will be issued upon each draw down under the Credit Line, for each $1.00 advanced under the Credit Line, additional five year common stock purchase warrants exercisable at a price equal to 100% of the average VWAPs for the prior five trading days (the “Draw Down Warrants”). Principal and interest on the Debentures, as amended, are due at maturity on September 30, 2011.  The initial 2.5 million Draw Down Warrants have price protection with respect to future Draw Down Warrants issued under the Credit Line. All Draw Down Warrents have full ratchet protection for future issuances of equity securities by the Company (subject to certain specific exceptions).  The warrants also have cashless exercise provisions and are subject to forced cashless exercise in the event that the Company’s common stock is trading at three times the exercise price for 20 trading days.  Forms of the warrants and the debenture are exhibits to the SPA filed as an exhibit to the Company’s current report on Form 8-K, filed with the SEC on July 30, 2009.

This week the Company received the final $500,000 advance, and has now borrowed, in total, the full $3 million available under the Credit Line. In connection with the August advance, the Company issued Draw Down Warrants for the purchase of 500,001 shares of the Company’s common stock at a price per share of $0.85. Since the exercise price per share is less than the exercise price under the Draw Down Warrants that were issued in connection with the earlier advances to the holders of the Debentures, the exercise price under all previously issued Draw Down Warrants are deemed to be reduced to $0.85.

Item 9.01Financial Statements And Exhibits.

(d)  Exhibits.

None.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NewCardio, Inc.

Date: August 13, 2010	By:	/s/ Richard D. Brounstein
Richard D. Brounstein
Chief Financial Officer

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